Laura Nyquist
Amendment to Project Orange Separation Letter dated June 6, 2018

As a clarification to your Project Orange separation letter dated June 6, 2018, the Compensation & Human Resource Committee clarify the application of the pro-rated annual bonus and equity acceleration benefits at the November 2, 2020 meeting.
(i)Your pro-rated bonus benefit shall apply to your bonus opportunity under the 2020 Management Incentive Plan, and
(ii)The accelerated equity treatment shall also apply to your outstanding performance-based restricted share units (“PBRSUs”). All outstanding and unvested time-based restricted share units ("RSU"), performance-based restricted share units ("PBRSU") and stock options as of your termination date that would otherwise be forfeited will fully vest. Distribution of vested PBRSU is subject to achievement of applicable performance goals; PBRSU shares will not be distributed until performance is certified at the end of the performance period.